8SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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[_] Confidential, for Use of the Commission Only (as permitted by Rule
14a-6(e)(2))

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[X] Soliciting Material Pursuant to Section 240.14a-12

                             DELCATH SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)
                   -----------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[GRAPHIC OMITTED]


Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Garth Russell
M. S. Koly, Chief Executive Officer         KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1250
www.delcath.com                             tfromer@kcsa.com / grussell@kcsa.com
---------------                             ----------------   -----------------

Media Contacts:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com                                   FOR IMMEDIATE RELEASE
------------------


       Proxy Advisor Questions Laddcap Nominees' Experience and Recommends
              Against Giving Control of Delcath's Board to Laddcap
                                      - - -
      Delcath Requests Investors Vote Gold to Revoke Any Blue Consent Cards

STAMFORD, Conn., September 15, 2006 -- Delcath Systems, Inc. (NASDAQ: DCTH) announced today that Glass, Lewis & Co., a highly regarded independent proxy advisory firm, questions the experience of Laddcap's nominees and recommends Delcath shareholders NOT give control of Delcath's Board of Directors to Laddcap. The recommendation by Glass Lewis not to support Laddcap's entire slate of Board nominees is the second such recommendation from an independent proxy advisor against Laddcap's proposal to oust the entire current Board.

In its analysis, Glass Lewis stated, "Considering the long term performance of the Company's shares as well as uncertainty regarding the appropriateness of the experience of nominees put forth by Laddcap, we are hesitant to recommend that shareholders grant control of the entire board to the Dissident."

The report also stated, "We believe that incumbent management, with access to more and better information regarding the Company, should be given the benefit of the doubt regarding its strategic business decisions... Notably, we make our recommendations knowing that Dissident's will constitute a minority of the board of directors and would require consensus from the remaining directors in order to effect any potential strategic proposal."

M.S. Koly, President and Chief Executive Officer of Delcath Systems, stated, "I am pleased that Glass Lewis has joined ISS in recommending against shareholder approval of the Laddcap proposal to remove our full Board. In its recommendation Glass Lewis raised two points that we believe are essential to our shareholders' ability to make an informed decision on the matter. They pointed out that Laddcap's slated board lacks the experience needed to oversee Delcath. The current Board has shown through its performance since the time that our three independent directors joined the Board in October 2001 that they have the capabilities necessary to build shareholder value, while achieving set goals such as building relationships with the NCI and Dr.



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Richard Alexander, and obtaining fast track status and Special Protocol
Assessment from the FDA. Glass Lewis also stated that its recommendations are based around Laddcap maintaining a minority position on the Board. This is essentially the compromise that we offered Laddcap following this year's annual meeting. However, to date, Mr. Ladd has not shown any sign that he would be willing to accept such a compromise agreement."

DELCATH RECOMMENDS THAT SHAREHOLDERS THAT HAVE RETURNED A BLUE CONSENT CARD IMMEDIATELY SIGN AND COMPLETE A GOLD CONSENT CARD. DO NOT SIGN ANY BLUE CARD YOU RECEIVE FROM LADDCAP VALUE PARTNERS LP.

Urgent: While it is unclear if Glass Lewis' recommendation is even workable under the Company's bylaws, in order to vote according to Glass Lewis, shareholders must check the following boxes before returning a BLUE consent card:

     o Check the Consent Box for Proposal One and write in the names of Mr. Koly, Dr. Herschkowitz and Mr. Isdaner

     o Check the Consent box on Proposal 2 and write in the names of Messrs. Karpf, Nicholls and Zeidman

     o    Check the Consent box on Proposal 3


Glass, Lewis & Co, LLC is a leading investment research and global proxy advisory and voting services firm, serving institutions that collectively manage more than $13 trillion. Glass Lewis helps institutional investors make more informed investment and proxy voting decisions by identifying business, legal, governance and financial statement risk at more than 13,000 companies worldwide.

About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the United States, Europe, Asia and Canada. For more information, please visit the Company's website, www.delcath.com.

This release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

On August 17, 2006, Laddcap filed a definitive consent solicitation statement with the SEC relating to Laddcap's proposal to, among other things, remove the current Board of Directors and replace them with Laddcap's nominees. In response, on August 21, 2006, Delcath filed a definitive consent revocation statement on Form DEFC14A (the "Definitive Consent Revocation Statement") with the SEC in



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opposition to Laddcap's consent solicitation. Delcath shareholders should read the Definitive Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the shareholders' interests in Laddcap's consent solicitation.

The Definitive Consent Revocation Statement and other public filings made by Delcath with the SEC are available free of charge at the SEC's website at www.sec.gov. Delcath also will provide a copy of these materials free of charge upon request to Delcath Systems, Inc., Attention: M.S. Koly, Chief Executive Officer, (203) 323-8668.

If you have any questions, please call MacKenzie Partners, Inc., toll-free at
(800) 322-2885 or collect at (212) 929-5500.

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